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Exhibit 4.79

STOCK PURCHASE AGREEMENT

TIPPERARY CORPORATION

        This Stock Purchase Agreement (the "Agreement") is made this 20th day of September, 2004, by and between Tipperary Corporation, a Texas corporation ("Tipperary"), and the parties set forth in the signature page attached hereto (individually, the "Purchaser, collectively, the "Purchasers").

        In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

I. STOCK PURCHASE

        1.1   Stock Purchase. Subject to the terms and conditions hereof, Tipperary will issue and sell to the Purchasers, and the Purchasers will purchase from Tipperary, that number of shares of common stock of Tipperary, $.02 par value per share ("Shares"), identified on Exhibit A hereto to be purchased by each Purchaser for a purchase price of $4.00 per Share, for an aggregate purchase price for the Shares of $8,000,000.

        The closing of the sale and purchase of the Shares (the "Closing") shall occur at the offices of Tipperary on the later of: (a) September 22, 2004 at 10:00 a.m. Central Daylight Time or (b) one business day after Tipperary shall have received approval of its listing application from the American Stock Exchange in respect of the shares. The date on which the Closing occurs shall be the "Closing Date."

        1.2   Payment for and Delivery of the Shares. Tipperary shall deposit with Federal Express for overnight delivery to the custodians of each Purchaser as identified on Exhibit A two days prior to Closing one or more certificates for that number of Shares identified on Exhibit A hereto to be purchased by such Purchaser, duly registered in the name of such Purchaser, or nominee name. At the Closing, conditioned upon receipt of the stock certificates, each Purchaser, or its designated agent, shall make payment of its portion of the $8,000,000 total purchase price for the Shares (the "Purchase Price") as identified on Exhibit A hereto, to Tipperary by wire transfer of immediately available funds to the following Tipperary account:

    Wells Fargo Bank
    Swift Code WFBIUS6S
    [ABA # 102000076]
    1740 Broadway
    Denver, CO 80274

    Credit Tipperary Corporation
    Acct # 0578008419

        1.3   Restrictions on Shares.

        Each Purchaser understands that:

          (a)   The offer and sale of the Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), any state securities laws or the laws of any foreign jurisdiction, but rather are being made privately by Tipperary pursuant to the exemption from registration provided by Section 4(2) of the Act and applicable state law exemptions and the Shares therefore constitute "restricted securities" as that term is defined in Rule 144.

          (b)   All stock certificates evidencing the Shares shall bear a restrictive legend in substantially the language set forth below.

    The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and are "restricted securities" as that term is defined in

    Rule 144 under the Act. These shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of Tipperary.

II. REPRESENTATIONS AND WARRANTIES OF PURCHASERS

        2.1   Status of Purchasers. Each Purchaser hereby represents, warrants and agrees that it is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Act.

        2.2   Information Provided Respecting Tipperary. Each Purchaser has been supplied with certain filings of Tipperary with the U.S. Securities and Exchange Commission ("SEC"), as specified in Section 3.6 of this Agreement. Tipperary has provided each Purchaser with the opportunity to discuss with and ask questions of Tipperary's representatives concerning Tipperary. All information requested by each Purchaser from Tipperary or its representatives concerning the business and financial condition of Tipperary and the terms and conditions of this Agreement has been furnished to the Purchaser's satisfaction. Each Purchaser has had the opportunity to ask questions of and receive answers from management of Tipperary concerning the terms and conditions of this Agreement, and to obtain from Tipperary any additional information which Tipperary possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to such Purchaser.

        2.3   Shares Acquired by Purchaser.

        Each Purchaser represents, warrants and certifies that:

          (a)   The Purchaser is acquiring the Shares for the Purchaser's own account and not for or on behalf of any other person;

          (b)   Each Purchaser represents that the Shares have not been acquired with a view towards distribution or for redistribution or with the intent to divide Purchaser's participation with others;

          (c)   Each Purchaser will only resell the Shares pursuant to registration under the Act and the laws of any applicable states or pursuant to an available exemption from registration. The only registration rights to which Purchaser has with respect to the Shares are as set forth in the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement").

        2.4   Notice of Proposed Transfers. Prior to any proposed sale, assignment, transfer or pledge of the Shares (other than transfers not involving a change in beneficial ownership), unless there is in effect a registration statement under the Act covering the proposed transfer, a Purchaser shall give written notice to Tipperary of its intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such Purchaser's expense, by an unqualified written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Tipperary and addressed to Tipperary, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to Tipperary. Each such notice shall also be accompanied by a written agreement of the proposed transferee to conform to the requirements hereof. Each certificate evidencing the securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and Tipperary such legend is not required in order to establish compliance with any provision of the Act.

        2.5   Further Assurances. Each Purchaser will execute and deliver to Tipperary any document, or do any other act or thing, which Tipperary may reasonably request in connection with the acquisition of the Shares.

        2.6   Non-Disclosure. Each Purchaser has not distributed any written materials furnished to the Purchaser by Tipperary to anyone other than the Purchaser's professional advisors.

        2.7   Accurate Representations by Purchaser. Each Purchaser represents that the statements made and other information provided in this Agreement are accurate as of the date this Agreement is executed by the Purchaser, and, if there should be any material change in such information prior to the acceptance or rejection of this subscription, Purchaser will immediately provide revised information to Tipperary.

        2.8   Investment Herein is Consistent with Purchaser's Investment Program. Each Purchaser further represents that Purchaser is familiar with the type of investment which the Shares constitute. Each Purchaser believes that the Shares subscribed for herein are Shares of the kind Purchaser wishes to acquire and that the nature of the Shares subscribed for and the amount of Purchaser's subscription is consistent with the overall investment program and financial position of Purchaser.

        2.9   Knowledge and Experience. Each Purchaser has such knowledge and experience in financial and business matters in general to evaluate the merits and risks of the prospective investment and to make an informed investment decision.

        2.10 No Governmental Findings. Each Purchaser understands that no federal or state agency has made any finding or determination regarding the fairness of the Shares or any recommendation or endorsement concerning an investment in the Shares.

        2.11 Placement Agent and Fee. Each Purchaser acknowledges and agrees that neither it nor any of its officers, directors, employees or agents acting on behalf of the Purchaser have employed any broker or finder, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finder's fees, in connection with this Agreement.

III. REPRESENTATION, WARRANTIES AND COVENANTS OF TIPPERARY

        Tipperary represents, warrants and agrees with each Purchaser as follows:

        3.1   Organization and Qualification. Tipperary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own or lease all material property that it purports to own or lease and to carry on its business as now being conducted. Tipperary is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that the failure to so qualify would not have a material adverse effect on the business or financial condition of Tipperary.

        3.2   Articles of Incorporation and Bylaws. Tipperary has heretofore furnished to Purchaser or its counsel a complete and correct copy of its Articles of Incorporation, as amended, and the Bylaws, as amended, of Tipperary, as presently in effect.

        3.3   Capitalization. As of the date of this Agreement, the authorized capital stock of Tipperary consists of 50,000,000 shares of $.02 par value Common Stock of which 39,333,994 shares are issued and outstanding, 10,000,000 shares of $1.00 par value Cumulative Preferred Stock, none of which are issued, and 10,000,000 shares of $1.00 par value Non-Cumulative Preferred Stock, none of which are outstanding. As of the date of this Agreement, there were 3,495,900 shares of Common Stock reserved for issuance upon exercise of stock options granted by Tipperary and outstanding warrants of Tipperary. Except for this Agreement and the foregoing options and warrants, there are no options, warrants or other rights, agreements or commitments that do or may obligate Tipperary to issue any shares of its capital stock. The Shares, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Upon delivery of the Shares, in consideration of the purchase price, the Purchaser will acquire valid and marketable title to the Shares free and clear of any encumbrances and restrictions except for the transfer restrictions described in Section 1.3 of this Agreement.

        3.4   Capacity, Authorization and Enforceability of Agreement. Tipperary has the requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Tipperary and constitutes a legal, valid and binding obligation of Tipperary enforceable against the Tipperary in accordance with its terms. The Registration Rights Agreement has been duly authorized by Tipperary and, upon due execution and delivery by Tipperary of this Agreement, will constitute a legal, valid and binding obligation of Tipperary enforceable against Tipperary in accordance with its terms.

        3.5   No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the attached Registration Rights Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Tipperary or by which its property is bound or affected, or conflict with or result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any lien or encumbrance on any of the properties or assets of Tipperary pursuant to: (a) the Articles of Incorporation or Bylaws of Tipperary or (b) any material contract, instrument, permit, license or franchise to which Tipperary is a party or by which Tipperary or its property is bound or affected. Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Employee Retirement lncome Security Act of 1974, state securities laws ("Blue Sky Laws") and the American Stock Exchange, (i) Tipperary is not required to submit any notice, report or other filing with any governmental or regulatory authority, domestic or foreign, in connection with the execution or delivery of this Agreement, the Registration Rights Agreement or the consummation of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by Tipperary in connection with its execution or delivery of this Agreement, the Registration Rights Agreement or the consummation of the transactions intended hereby.

        3.6   Financial Statements; SEC Reports. Tipperary has previously furnished or will furnish to each Purchaser prior to the Closing with true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2003, its Forms 10-Q for the quarters ended March 31 and June 30, 2004, and its definitive proxy statement for the 2004 Annual Meeting of Shareholders, in each case as filed with or furnished to the SEC (collectively the "SEC Reports"). The financial statements and schedules contained in the SEC Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as specifically disclosed therein) and fairly present the information purported to be included therein. Each such report was filed with or furnished to the SEC on a timely basis and, on the date of filing thereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

        3.7   Compliance with Law. Tipperary is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a material adverse effect on the business or financial condition of Tipperary.

        3.8   Absence of Certain Changes. Except as disclosed in the SEC Reports or as contemplated by this Agreement, since June 30, 2004, there has not been:

  (a)
  any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Tipperary;

  (b)
  any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business or financial condition of Tipperary;

  (c)
  any issuance of capital stock or of rights to acquire capital stock or securities convertible into capital stock, or any agreements relating to such issuance, other than the issuance of Common Stock upon the exercise of stock options under the option plans of Tipperary;

  (d)
  any redemption, repurchase or other acquisition of Common Stock of Tipperary or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, or any amendment to the Articles of Incorporation or Bylaws or comparable documents of Tipperary;

  (e)
  any labor dispute, other than routine individual grievances that are not, singly or in the aggregate, material to the business, assets, condition (financial or otherwise), operations or prospects of Tipperary;

  (f)
  any entry into any material commitment or transaction including, without limitation, any borrowing, repayment of indebtedness, capital expenditure or business combination, other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

  (g)
  any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business;

  (h)
  any change by Tipperary in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles;

  (i)
  any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

  (j)
  any pending or, to the knowledge of Tipperary, threatened litigation or investigation against Tipperary which individually or in the aggregate might result in any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Tipperary.

        3.9   Brokers and Finders. Neither Tipperary nor any of its officers, directors, employees or agents acting on behalf of the Tipperary have employed any broker or finder, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.

        3.10 Offering. Subject to the accuracy of Purchasers' representations herein, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Act.

        3.11 Conduct of Business by Tipperary Pending the Closing. Prior to the Closing Date, unless Purchasers shall otherwise agree in writing or as otherwise contemplated by this Agreement:

  (i)
  Tipperary agrees to conduct its business only in the ordinary and usual course, and to ensure that the representations of Tipperary contained hereinabove shall at all times continue to be true.

  (ii)
  Tipperary shall use its best efforts to preserve intact the business organization of Tipperary, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationship with Tipperary.

        3.12 Access to Information. Prior to the Closing Date, Tipperary will give Purchasers and their authorized representatives reasonable access during normal business hours to Tipperary's facilities and to its books and records and will cause its officers promptly to furnish Purchasers with such information with respect to the business and properties of Tipperary as Purchasers may from time to time reasonably request. Notwithstanding the foregoing, Tipperary may decline to furnish to Purchasers non-public information to the extent that Tipperary reasonably concludes that such information is proprietary or otherwise commercially sensitive.

IV. FURTHER COVENANTS

        4.1   Registration Rights. On or before the Closing Date, Tipperary and Purchasers shall enter into the Registration Rights Agreement substantially in the form of Exhibit B. As an additional consideration for the Purchasers' agreement to purchase the Shares, the Company agrees that the Registration Rights Agreement shall provide the Purchasers the registration rights provided therein with respect to (i) the Shares and (ii) the shares of the Common Stock of the Company purchased by the Purchasers from (A) Slough USA Inc. pursuant to a Purchase Agreement, dated as of September 17, 2004, by and among the Purchasers and Slough Estates USA Inc. and (B) James Marshall pursuant to a Purchase Agreement, dated as of September 17, 2004, by and among the Purchasers and James Marshall.

        4.2   Public Announcements. Purchasers and Tipperary will consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        4.3   Best Efforts. Upon the terms and subject to the conditions hereof, and subject to fiduciary obligations under applicable law, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall use its best efforts to obtain all necessary registrations and filings, approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act and any Blue Sky Laws. The parties will comply with all applicable rules and regulations of any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

V. CONDITIONS OF PURCHASE OF SALE

        5.1   Purchasers' Conditions to Closing. Purchasers' obligations to purchase the Shares at the Closing are subject to the fulfillment (or waiver by Purchasers) of the following conditions:

            5.1.1    Agreements and Conditions Complied With.    All the terms, agreements and conditions of this Agreement, including execution of the Registration Rights Agreement, to be complied with or performed or fulfilled by Tipperary at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

            5.1.2    Representations and Warranties Correct.    The representations and warranties of Tipperary contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except insofar as any such representations or warranties relate solely to a particular date or period.

            5.1.3    Consents and Filings.    All filings and registrations with, and notifications to, all federal, state, local and foreign authorities, required for consummation of the sale of Shares shall have been made by Tipperary, and all waivers, approvals, consents, licenses, permits and authorizations of all federal, state, local and foreign authorities required for consummation of the sale of the Shares shall have been received and shall be in full force and effect, except for such filing, registrations, notifications, approvals, licenses, permits and authorizations, the absence of which would not in the aggregate prevent the sale of the Shares from being consummated or have a material adverse effect on the business or financial condition or Tipperary.

            5.1.4    No Litigation.    There shall not have been any action taken or threatened, or any statute, regulation, judgment, order or injunction enacted or entered, by or before any governmental or regulatory authority or any court, domestic or foreign, which questions the validity of this Agreement, the Registration Rights Agreement or the right of Tipperary to enter into any such agreement or to consummate the transactions or which would make the transactions illegal or which otherwise seeks to restrain the consummation of the transactions or the exercise by any Purchaser of any rights appurtenant to the Shares or which seeks to obtain any damages as a result of the transaction from any Purchaser or Tipperary, which damages, in the case of Tipperary, would have a material adverse effect on the business or financial condition of Tipperary taken as a whole.

        5.2   Tipperary's Conditions to Closing. Tipperary's obligations to sell and issue the Shares at the Closing is subject to the fulfillment as of the Closing Date of the following conditions:

            5.2.1    Agreements and Conditions Complied With.    All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by Purchasers at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

            5.2.2    Representations and Warranties Correct.    The representations and warranties of Purchasers contained herein shall be true and correct in all material respects at and as of the Closing.

VI. MISCELLANEOUS

        6.1   Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

        6.2   Entire Agreement. This Agreement states the entire agreement and understanding of the parties and shall supersede all prior agreements and understandings. No amendment to this Agreement shall be made without the written approval of each of the parties. The parties hereto acknowledge that each party was represented by legal counsel in connection with this Agreement, and the each of them and their counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in their interpretation of this Agreement or any amendments or any exhibits hereto.

        6.3   Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        6.4   Governing Law. This Agreement shall be governed by and construed by and construed in accordance with the laws of the State of Texas.

        6.5   Binding Effect. Purchaser agrees that Purchaser may not transfer, assign, cancel, terminate or resell this Agreement or any other agreement of Purchaser made hereunder. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement, their heirs, representatives, successors, agents, assigns, transferees, and all subsequent holders of the Shares purchased by the Purchaser.

        6.6   Notices. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the parties as follows: to Tipperary at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, and to each Purchaser at the addresses indicated in Exhibit A. Any party may change its address for purposes of this Section by giving written notice as provided herein.

        6.7   Indemnification. Each Purchaser, severally but not jointly, agrees to indemnify and hold harmless Tipperary and its officers, directors and persons who control Tipperary, from and against all damages, losses, costs and expenses (including reasonable attorneys' fees) which they may incur by reason of the failure of such Purchaser to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by such Purchaser in this Agreement or in any document provided by it to Tipperary. Tipperary agrees to indemnify and hold harmless each Purchaser and its directors, officers and persons who control such Purchaser from and against all damages, losses, costs and expenses (including reasonable attorney's fees) which it may incur by reason of the failure of Tipperary to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by Tipperary in this Agreement or in any document provided by Tipperary to the Purchaser.

        6.8   Survival. The representations and warranties of the Purchasers and Tipperary shall survive the sale of the Shares pursuant to this Agreement.

        6.9   Counterparts. This Agreement may be executed in counterparts, which shall be deemed to constitute one and the same instrument.

        6.10 Costs and Expenses. Except as may otherwise be expressly provided herein, each Party shall pay all of its own costs and expenses incurred in connection with the negotiation and preparation of and the closing of the transactions under this Agreement, and all matters incident thereto.

VII. TERMINATION, AMENDMENT AND WAIVER

        7.1   Termination. This Agreement shall continue until the earlier of (a) the termination hereof by the mutual consent of all Purchasers and Tipperary or (b) the close of business on September 28, 2004, in which case this Agreement shall terminate if the Transactions have not yet been consummated.

        7.2   Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, no party hereto shall have any liability or further obligation to any other party except as may result from a breach of this Agreement.

        7.3   Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        7.4   Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as set forth in an instrument in writing signed by such party.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WTC-CIF Energy Portfolio By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
WTC-CTF Energy Portfolio By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Global Natural Resources II By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
General Mill Group Trust By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
VEBA Trust for the General Mills & American Federation of Grain Millers Health & Wellness Plan By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel

Global Natural Resources III By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Global Natural Resources III, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Spindrift Partners, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Spindrift Investors (Bermuda) L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Placer Creek Partners, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Placer Creek Investors (Bermuda) L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel

ACCEPTED:
Date: September 20, 2004
TIPPERARY CORPORATION
By	/s/ DAVID L. BRADSHAW David L. Bradshaw, President, Chairman of the Board and Chief Executive Officer

Exhibit A

Client Id:	Account Legal Name	Total Shares	Purchase Price	Stock Registration Name	Physical Address	Tax id
1539	WTC-CTF Energy Portfolio	332,700	$1,330,800.00	Finwell & Co	State Street Bank & Trust Co Acct: State Street 55 Water Street Plaza Level- 3rd fl Robert Mendez (212) 855 2441 Acct: W61R New York, New York 10041	04-2767481
1952	WTC-CIF Energy Portfolio	53,150	$212,600.00	Landwave & Co.	State Street Bank & Trust Co Acct: State Street 55 Water Street Plaza Level- 3rd fl Robert Mendez (212) 855 2441 Acct: W71P New York, New York 10041	04-6657594
5827	Global Natural Resources II	34,950	$139,800.00	Global Natural Resources II	Citigroup Global Markets Inc. Attn: David E. Friedman, VP Prime Brokerage 390 Greenwich Street, 5th Floor New York, New York 10013	N/A
9709	Placer Creek Partners, L.P.	104,100	$416,400.00	Placer Creek Partners, L.P.	Goldman, Sachs & Co. Attn: Brian P. Falahee (p) 212-357-4414 One New York Plaza 48th Floor New York, NY 10004	20-0572395
3190	Spindrift Partners, L.P.	504,650	$2,018,600.00	Spindrift Partners, L.P.	Morgan Stanley & Co Attn: Jim Park 212-762-5324 1221 Avenue of the Americas 28th Floor New York, NY 10020	04-3263949
3417	General Mills Group Trust	33,400	$133,600.00	Mac & Co.	Mellon Securities Trust 120 Broadway, 13th Floor New York, NY 10271 Howard Hughes Medical Inst. Acct # GMTF0506002 Beverly Hunt (Mellon/Pittsburgh) Phone: 412-236-5772	04-6736853

Exhibit A

Client Id:	Account Legal Name	Total Shares	Purchase Price	Stock Registration Name	Physical Address	Tax id
3917	General Mills VEBA	9,150	$36,600.00	Mac & Co.	Mellon Securities Trust 120 Broadway, 13th Floor New York, NY 10271 Howard Hughes Medical Inst. Acct # GMVF9312002 Beverly Hunt (Mellon/Pittsburgh) Phone: 412-236-5772	41-7738267
6733	Global Natural Resources III	240,450	$961,800.00	Global Natural Resources III	Citigroup Global Markets Inc. Attn: David E. Friedman, VP Prime Brokerage 390 Greenwich Street, 5th Floor New York, New York 10013	N/A
6734	Global Natural Resources III, L.P.	14,050	$56,200.00	Global Natural Resources III, L.P.	Citigroup Global Markets Inc. Attn: David E. Friedman, VP Prime Brokerage 390 Greenwich Street, 5th Floor New York, New York 10013	04-3610089
3288	Spindrift Investors (Bermuda) L.P.	609,200	$2,436,800.00	Spindrift Investors (Bermuda) L.P.	Morgan Stanley & Co Attn: Jim Park 212-762-5324 1221 Avenue of the Americas 28th Floor New York, NY 10020	N/A
9817	Placer Creek Investors (Bermuda) L.P.	64,200	$256,800.00	Placer Creek Investors (Bermuda) L.P.	Goldman, Sachs & Co. Attn: Brian P. Falahee (p) 212-357-4414 One New York Plaza 48th Floor New York, NY 10004	N/A
		2,000,000	$8,000,000.00

EXHIBIT B
REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (this "Agreement") is entered into as of September 20, 2004, by and among Tipperary Corporation, its successors and assigns (the "Company"), and parties set forth in the signature pages attached hereto (collectively the "Holders" and each individually a "Holder").

        WHEREAS, this Agreement is made in connection with the sale by the Company to Holders of an aggregate of 2,000,000 shares of the Common Stock of the Company (the "Purchased Shares") pursuant to that certain Stock Purchase Agreement dated September 20, 2004 (the "Purchase Agreement"), the terms of which require the Company to provide Holders certain registration rights with respect to (i) the Purchased Shares; and (ii) the shares of the Common Stock of the Company purchased by the Holders from (A) Slough USA Inc. pursuant to a Purchase Agreement, dated as of September 20, 2004, by and among the Holders and Slough Estates USA Inc. and (B) James Marshall pursuant to a Purchase Agreement, dated as of September 20, 2004, by and among the Holders and James Marshall (collectively, the "Private Shares").

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
REGISTRATION RIGHTS

        Section 1.01 Certain Definitions. In addition to the other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following respective meanings:

        (a)   "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        (b)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the same time.

        (c)   "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        (d)   "Registrable Securities" means any of the following shares which have not been sold to the public or which have not lost their registration rights as provided herein: (i) the Purchased Shares; (ii) the Private Shares; and (iii) any shares of Common Stock of the Company, and any securities of the Company or any other corporation, issued as a dividend or other distribution with respect to or in replacement of or exchange for the Purchased Shares and/or the Private Shares.

        (e)   The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

        (f)    "Registration Expenses" shall mean all expenses incurred by the Company in complying with Article I hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any audits incident to or required by any such registration, but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company and excluding the fees and expenses of legal counsel for the Holders.

        (g)   "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities and all fees and expenses of legal counsel for the Holders.

        Section 1.02 Registration of Registrable Securities.

        (a)   Registration. The Company will file a registration statement with the Commission with respect to all of the Registrable Securities within thirty (30) days of the date of this Agreement (the "Filing Date").

        (b)   Registration Statement Form. The Company may, if permitted by law, effect the registration pursuant to this Section 1.02 by filing a registration statement on Form S-3 or any successor or similar short form registration statement (or Form S-1 if Form S-3 is not available). The Company may effect the registration by filing a shelf registration statement with the Commission pursuant to Rule 415 under the Securities Act covering the Registrable Securities. The Company may, in its discretion, register under such registration, in addition to the Registrable Securities, shares of Common Stock of the Company held by others.

        Section 1.03 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.02 shall be borne by the Company. Unless otherwise stated, all other expenses incurred by the Holders and all Selling Expenses relating to securities registered by the Holders shall be borne by the Holders.

        Section 1.04 Registration Procedures. The Company will:

        (a)   use its best efforts to cause the registration statement filed pursuant to Section 1.02 to become effective within sixty (60) days of the Filing Date and remain effective for the lesser of (i) two years, (ii) the period of time after which restrictions on sales of securities by persons other than affiliates pursuant to Commission Rule 144(k) (or any successor provision) terminate, or (iii) until the Holder no longer owns any of the Registrable Securities;

        (b)   prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for the periods set forth in Section 1.04(a);

        (c)   furnish to the holders such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Holders may reasonably request to facilitate the public offering of the Registrable Securities;

        (d)   use its diligent good faith efforts to register or qualify the Registrable Securities covered by such registration statement under such state securities or Blue Sky laws of such jurisdictions as the Holders may reasonably request, provided that the Company shall not be obligated to take any action to effect any such registration or qualification pursuant to this Section 1.04(d) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration or qualification (i) unless the Company is already subject to service in such jurisdiction and (ii) except as may be required by the Securities Act;

        (e)   notify counsel for the Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective under the Securities Act or a supplement to any prospectus forming a part of such registration statement has been filed;

        (f)    notify counsel for the Holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

        (g)   prepare and file with the Commission, promptly upon the request of the Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holders (and concurred in by counsel for the Company which concurrence shall not be unreasonably withheld), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities;

        (h)   prepare and promptly file with the Commission and promptly notify counsel for the Holders of the filing of such amendment or supplement to any such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

        (i)    advise counsel for the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement under the Securities Act or the initiation or threatening of any proceeding for such purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, with it being provided further that the effective requirements for the registration statement referred to in Section 1.04(a) will be extended for any such time as there shall exist any stop order in respect of the registration statement; and

        (j)    not file any amendment or supplement to such registration statement or prospectus if, in the opinion of counsel for the Holders, such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy substantially in the form thereof at least two business days before the filing thereof; provided, however, that if in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law, the Company may make such filings.

        Section 1.05 Indemnification.

        (a)   The Company will indemnify, hold harmless and defend each Holder, its officers, directors, employees, agents, each underwriter of the Registrable Securities and each person who controls a Holder or any such underwriter within the meaning of Section 15 of the Securities Act, against any and all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereof, incident to any registration or qualification of the Registrable Securities, or which arise out of or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such indemnified party for any legal and any other expenses reasonably incurred by them in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable,in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by or on behalf of such Holder or and such underwriter and stated to be specifically for use therein.

        (b)   Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its officers, directors, employees, agents and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by or on behalf of such Holder and stated to be specifically for use therein.

        (c)   Each person to be indemnified pursuant to this Section 1.05 (the "Indemnified Party") will, promptly after its receipt of written notice of the commencement of any action against such Indemnified Party in respect of which indemnity may be sought from an indemnifying person under this Section 1.05 (the "Indemnifying Party") notify the Indemnifying Party in writing of the commencement thereof, provided, however, that the failure of any person to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. If any such action shall be brought against any Indemnified Party and it shall notify an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent it may desire, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 1.05 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation unless (i) the Indemnified Party shall have employed counsel in an action in which the Indemnified Party and Indemnifying Party are both defendants and there is a conflict of interest between such parties that would prevent counsel from adequately representing both parties, (ii) the Indemnifying Party shall not have employed counsel satisfactory within the exercise of reasonable judgment of the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. The undertaking contained in this Section 1.05 shall be in addition to any liabilities which the Indemnifying Party may have pursuant to law.

        (d)   If the indemnification provided for in this Section 1.05 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements, actions or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        Section 1.06 Lockup Agreement. In consideration for the Company agreeing to its obligations under this Article I, the Holders agree in connection with any firmly committed underwritten public offering of the Company's Common Stock, upon request of the Company or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify; provided, however, that the Holders shall have no obligation to enter into the agreement described herein unless all executive officers and directors of the Company and all other holders of more than 5% of the Company's outstanding Common Stock enter into similar agreements.

        Section 1.07 Information by Holders. The Holders shall furnish to the Company such information regarding the Holders and the distribution of proceeds by the Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in Section 1.02 of this Agreement.

        Section 1.08 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

        (a)   make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

        (b)   file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

        (c)   so long as any Holder owns any unregistered Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company as the Holder may reasonably request in availing Holder of any rule or regulation of the Commission allowing the sale of any such securities without registration.

        Section 1.09 Transfer of Registration Rights. The rights of each Holder to have the Company register the Registrable Securities granted to the Holder by the Company under this Agreement may be assigned by the Holder to not more than five transferees or assignees of any of the Holder's Registrable Securities, provided that the Company is given written notice by the Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, provided further that no such assignment shall increase the number of registrations that the Company may be required to effect under this Agreement. Any person who, in accordance with the provisions of this Section 1.09, becomes a transferee or assignee of any of the Registrable Securities shall, upon agreeing in writing to be bound by the terms of this Agreement, be included in the terms "Holders" and "Holder" so long as such person holds such Registrable Securities and shall be entitled to take benefits of this Agreement.

ARTICLE II
MISCELLANEOUS

        Section 2.01 Amendment. Any modification, amendment, or waiver of this Agreement or any provision hereof shall be effective only if in writing and executed by the Holders and the Company.

        Section 2.02 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to its conflicts of laws principles.

        Section 2.03 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit it of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        Section 2.04 Notices. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the parties as follows: to Tipperary at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, and to each Holder as follows Wellington Management Company, Attn: Gina Di Mento, VP, 75 State Street, Boston, Massachusetts 02109. Any party may change its address for purposes of this Section 2.04 by giving written notice as provided herein.

        Section 2.05 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        Section 2.06 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. The parties hereto acknowledge that each party was represented by legal counsel in connection with this Agreement, and the each of them and their counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in their interpretation of this Agreement or any amendments or any exhibits hereto.

        Section 2.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

TIPPERARY CORPORATION
By:	/s/ DAVID L. BRADSHAW David L. Bradshaw, President, Chairman of the Board and Chief Executive Officer
HOLDERS
WTC-CIF Energy Portfolio By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel

WTC-CTF Energy Portfolio By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Global Natural Resources II By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
General Mill Group Trust By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
VEBA Trust for the General Mills & American Federation of Grain Millers Health & Wellness Plan By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Global Natural Resources III By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel

Global Natural Resources III, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Spindrift Partners, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Spindrift Investors (Bermuda) L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Placer Creek Partners, L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel
Placer Creek Investors (Bermuda) L.P. By: Wellington Management Company, llp as its investment adviser
By:	/s/ JULIE A. JENKINS
Name:	Julie A. Jenkins
Title:	Vice President and Counsel

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